                                                                     EXHIBIT 3.2

                          LIMITED PARTNERSHIP AGREEMENT

     This Limited Partnership Agreement, dated as of December 18, 2003 (this
"Agreement"), is by and among Citigroup Managed Futures LLC, 399 Park Avenue -
7th Floor, New York, New York 10022 (the "General Partner"), Graham Capital
Management, L.P. (the "Special Limited Partner") and David J. Vogel (the
"Initial Limited Partner") and those other parties who shall execute this
Agreement, whether in counterpart or by attorney-in-fact, as limited partners.
(The Special Limited Partner, the Initial Limited Partner and such other parties who are limited partners are hereinafter collectively referred to as the
"Limited Partners". The General Partner and the Limited Partners may be
collectively referred to herein as "Partners.")

                              W I T N E S S E T H :
                              - - - - - - - - - -

     WHEREAS, the parties hereto desire to form a limited partnership for the purpose of trading in commodity interests, including futures contracts, forward contracts, swaps, physical commodities and options, directly and through investment in other commodity pools;

     NOW, THEREFORE, the parties hereto agree as follows:

1.   FORMATION AND NAME.

     The parties hereto hereby form a limited partnership under the New York
Revised Uniform Limited Partnership Act (the "Partnership Act"). The name of the limited partnership is Citigroup Fairfield Futures Fund L.P. II (the
"Partnership"). The General Partner shall execute and file a Certificate of
Limited Partnership in accordance with the provisions of the Partnership Act and execute, file, record and publish, as appropriate, such amendments, restatements and other documents as are or become necessary or advisable, as determined by the General Partner.

2.   PRINCIPAL OFFICE.

     The principal office of the Partnership shall be 399 Park Avenue - 7th
Floor, New York, New York 10022 or such other place as the General Partner may designate from time to time.

3.   BUSINESS.

     (a) The Partnership's business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of interests, directly or indirectly, in commodities of all descriptions (including futures contracts, commodity options, forward contracts and any other rights or interests pertaining thereto, including swaps and interests in commodity pools). The objective of the
Partnership business is appreciation of its assets through speculative trading.

     (b) The Partnership shall not:

          (1) engage in the pyramiding of its positions by using unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities;

          (2) utilize borrowings except short-term borrowings if the Partnership takes delivery of cash commodities; or

          (3) permit the churning of its account.

     (c) The Partnership shall make no loans. Assets of the Partnership will not be commingled with assets of any other entity. Deposit of assets with a commodity broker or dealer as margin shall not constitute commingling.

4.   TERM, DISSOLUTION AND FISCAL YEAR.

     (a) TERM. The term of the Partnership shall commence on the date the
Certificate of Limited Partnership is filed in the office of the Secretary of
State, State of New York, and shall end as soon as practicable upon the first to occur of the following: (1) December 31, 2023; (2) receipt by the General
Partner of an election to dissolve the Partnership at a specified time by
Limited Partners owning more than 50% of the Units of Limited Partnership
Interest then outstanding, notice of which is sent by registered mail to the
General Partner not less than 90 days prior to the effective date of such dissolution; (3) assignment by the General Partner of all of its interest in the
Partnership, withdrawal, removal, bankruptcy or any other event that causes the
General Partner to cease to be a general partner under the Partnership Act
(unless the Partnership is continued pursuant to Paragraph 18); (4) a decline in
Net Asset Value on any business day after trading to less than $400 per Unit of
Limited Partnership Interest; or (5) any event which shall make it unlawful for the existence of the Partnership to be continued. In addition, the General
Partner may, in its sole discretion, cause the Partnership to dissolve if the
Partnership's aggregate Net Assets decline to less than $1,000,000.

     (b) DISSOLUTION. Upon dissolution of the Partnership, the assets of the
Partnership shall be distributed to creditors, including any Partners who may be creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to
Partners; to Partners and former Partners in satisfaction of liabilities for distributions; and to Partners first for the return of their contributions and second respecting their Partnership interests, in the proportions in which the
Partners share in distributions. Following distributions of the assets of the
Partnership, a Certificate of Cancellation for the Partnership shall be filed as required by the Partnership Act.

     (c) FISCAL YEAR. The fiscal year of the Partnership will commence on
January 1 and end on December 31 each year ("fiscal year"). Each fiscal year of the Partnership is divided into four fiscal quarters commencing on the first day of January, April, July and October ("fiscal quarter").

5.   NET WORTH OF GENERAL PARTNER.

     The General Partner shall not be obligated to maintain a Net Worth in excess of such amount, if any, as may be required to ensure that the Partnership will continue to be treated as a partnership for federal income tax purposes.
For the purposes of this Paragraph 5, Net Worth shall be based upon current fair market value of the assets of the General Partner.

6.   CAPITAL CONTRIBUTIONS AND UNITS OF PARTNERSHIP INTEREST.

     The General Partner may, but shall not be obligated to, contribute capital to the Partnership unless required to ensure that the Partnership will continue to be treated as a partnership for federal income tax purposes. The General
Partner's contribution shall be evidenced by "Units of General Partnership
Interest."

     Interests in the Partnership, other than those of the General Partner, shall be evidenced by "Units of Limited Partnership Interest" which the General
Partner on behalf of the Partnership shall, in accordance with the Private
Placement Offering Memorandum and Disclosure Document (the "Memorandum")
referred to in Paragraph 12, sell to persons desiring to become Limited
Partners. For each Unit of Limited Partnership Interest purchased prior to the commencement of trading operations, a Limited Partner shall contribute $1,000 to the capital of the Partnership. For any Unit (or partial unit rounded to four decimal places) of Limited Partnership Interest purchased thereafter (except as noted below with respect to the Special Limited Partner), a Limited Partner shall contribute to the capital of the Partnership an amount equal to the Net
Asset Value of a Unit of Limited Partnership Interest (or partial unit, as the case may be) as of the close of business on the day preceding the effective date of such purchase, and shall pay in addition the selling commission, if any, which must be paid with respect to such purchase. The Special Limited Partner will contribute advisory services and will receive a quarterly Profit Share (as such term is defined below) allocation in Units of Limited Partnership Interest as described in Paragraph 8. The aggregate of all contributions shall be available to the Partnership to carry on its business, and no interest shall be paid on any such contribution. All subscriptions for Units of Limited
Partnership Interest made pursuant to this private placement of the Units of
Limited Partnership Interest (the "Private Placement") must be on the form provided in the Memorandum.

     The proceeds from the sale of the Units of Limited Partnership Interest pursuant to the Private Placement shall be placed in an escrow account and shall not be contributed to the capital of the Partnership prior to the termination of the initial offering period. If subscriptions for at least 17,000 Units of
Limited Partnership Interest shall not have been received and accepted by the
General Partner when the initial offering period is terminated, the full amount of all subscriptions shall be returned promptly to the subscribers, and the
Certificate of Limited Partnership may, in the discretion of the General
Partner, be canceled. If subscriptions for at least 17,000 Units of Limited
Partnership Interest shall have been received and accepted by the General
Partner prior to the termination of the initial offering period, the proceeds thereof shall be contributed to the capital of the Partnership and the
Partnership shall thereafter commence trading operations. All subscribers shall receive the interest earned on their subscriptions while held in escrow. All subscribers who have been accepted by the General Partner shall be deemed admitted as Limited Partners at the time they are reflected as such in the books and records of the Partnership.

7.   ALLOCATION OF PROFITS AND LOSSES.

     (a) CAPITAL ACCOUNTS. A capital account shall be established for each
Partner. The initial balance of each Partner's capital account shall be the amount of his initial capital contribution to the Partnership. A Partner's capital account shall be increased by the amount of any additional capital contributions to the Partnership by such Partner, and shall be further adjusted as provided in Paragraph 7(b).

     (b) ALLOCATIONS. As of the close of business on the last day of each month during each fiscal year of the Partnership, and on such other dates as the
General Partner in its discretion shall determine (each, an "Allocation Date"), the following determinations and allocations shall be made:

          (1) The Net Assets (as such term is defined in Paragraph 7(d)(1)) of the Partnership, but before any management fees or Profit Share allocations as of such date shall be determined.

          (2) Monthly management fees, if any, payable by the Partnership as of such date shall then be charged against Net Assets.

          (3) Any increase or decrease in Net Assets of the Partnership from the previous Allocation Date (or, with respect to the first calendar month of operations, from the first day of operations) allocable to Limited Partners or the General Partner, as the case may be, shall then be credited or charged to the capital accounts of the Limited Partners or the General Partner, as the case may be, in the ratio that the balance of each such Partner's capital account bears to the balance of all such relevant Partners' capital accounts. For the purpose of this Paragraph 7(b)(3), Net Assets shall be determined without regard to (A) any Profit Share allocations to the Special Limited Partner pursuant to
Paragraph 7(b)(4), (B) distributions and withdrawals described in Paragraph
7(b)(5), and (C) any contributions made to the Partnership by a Partner during such month.

          (4) As of each calendar quarter-end, the aggregate amount of net increase in Net Assets allocated pursuant to Paragraph 7(b)(3) shall be adjusted by charging the capital accounts of the Partners, in the ratio that the balance of each such Partner's capital account bears to the balance of all such relevant
Partners' capital accounts, an amount equal to the Special Limited Partner's
Profit Share allocation payable as of such calendar quarter-end, pursuant to
Paragraph 8 and by crediting such amount to the Special Limited Partner's capital account.

          (5) The amount of any distribution to a Partner and any amount paid to a Partner upon withdrawal of capital from the Partnership with respect to such month shall be charged against the Partner's capital account. Upon liquidation of the Partnership, the balance of the proceeds of liquidation after payment of
Partnership obligations shall be distributed to the Partners in proportion to their remaining positive capital account balances after adjustment for prior distributions and allocations.

     (c) ALLOCATIONS FOR TAX PURPOSES. All items of income, gains, losses, deductions and credits of the Partnership for each fiscal year will be allocated among the Partners for income tax purposes in a manner that reflects, as closely as possible, the amounts and the components credited or debited to each
Partner's capital account pursuant to this Paragraph 7. Allocations pursuant to this Paragraph 7(c) will not be credited or debited to capital accounts.

     (d) DEFINITIONS.

          (1) NET ASSETS. Net Assets of the Partnership shall mean the total assets of the Partnership, including all cash, Treasury bills, accrued interest and the market value of all open commodity positions maintained by the
Partnership less brokerage charges accrued and less all other liabilities of the
Partnership determined in accordance with generally accepted accounting principles under the accrual basis of accounting. The value of a commodity futures or option contract is the unrealized gain or loss on the contract that is determined by marking it to the current settlement price for a like contract acquired on the valuation date. Physical commodities, options, forward contracts, futures contracts and swaps, when no market quote is available, will be valued at their fair market value as determined in good faith by the General
Partner. U.S. Treasury securities and other interest bearing obligations will be valued at cost plus accrued interest. Interests in other commodity pools will be valued at their net asset value as determined by the pool operator, or, if the
General Partner has not received such determination or believes that fairness so requires, at fair value determined by the General Partner. Net Assets equals Net
Asset Value.

          (2) NET ASSET VALUE PER UNIT. The Net Asset Value of each Unit of
Limited Partnership Interest and each Unit of General Partnership Interest shall be determined by dividing the Net Assets of the Partnership by the aggregate number of Units of Limited and General Partnership Interest outstanding.

     (e) EXPENSES AND LIMITATION THEREOF. The Partnership's organizational expenses and the expenses of the initial private offering of the Units of
Limited Partnership Interest described in Paragraph 12 hereof initially shall be advanced by Citigroup Global Markets Inc. ("CGM") and reimbursed as discussed in the Memorandum. Subject to the limitations set forth below in this Paragraph
7(e), the Partnership shall be obligated to pay all liabilities incurred by it, including, without limitation, all expenses incurred in connection with its trading activities, and any management fees and Profit Share allocations. The
General Partner shall bear all other operating expenses except legal, accounting, filing, data processing and reporting fees and extraordinary expenses. Appropriate reserves may be created, accrued and charged against Net
Assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner.

     (f) LIMITED LIABILITY OF LIMITED PARTNERS.

          (1) Each Unit of Limited Partnership Interest, when purchased by a
Limited Partner (or allocated to the Special Limited Partner), subject to the qualifications set forth below, shall be fully paid and non-assessable.

          (2) A Limited Partner shall have no liability in excess of his obligation to make contributions to the capital of the Partnership and his share of the Partnership's assets and undistributed profits, subject to the qualifications provided in the Partnership Act.

          (3) For the avoidance of doubt, the Special Limited Partner, as a
Limited Partner of the Partnership, (A) shall have no liability other than as set forth in Paragraph 7(f)(2); and (B) shall not be regarded in any way as a
"general partner" under the provisions of the Partnership Act.

     (g) RETURN OF LIMITED PARTNER'S CAPITAL CONTRIBUTION. Except to the extent that a Limited Partner shall have the right to withdraw capital through redemption of Units of Limited Partnership Interest, no Limited Partner shall have any right to demand the return of his capital contribution or any profits added thereto, except upon dissolution and termination of the Partnership. In no event shall a Limited Partner be entitled to demand and receive property other than cash.

8.   PROFIT SHARE ALLOCATION TO THE SPECIAL LIMITED PARTNER.

     The Special Limited Partner shall receive a quarterly profit share (a
"Profit Share") allocation to its capital account in the Partnership in the form of additional Units and/or partial Units of Limited Partnership Interest, the value of which shall be equal to 20% of the New Trading Profits generated by the
Special Limited Partner on behalf of the Partnership as of each calendar quarter-end. The Profit Share allocation shall be made to the Special Limited
Partner within 10 business days following the end of each calendar quarter.

     New Trading Profits means the excess, if any, of Net Assets managed by the
Special Limited Partner at the end of the calendar quarter over Net Assets managed by the Special Limited Partner at the end of the highest previous calendar quarter or Net Assets allocated to the Special Limited Partner at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the calendar quarter decreased by interest or other income not directly related to trading activity, earned on the Partnership's assets during the calendar quarter whether the assets are held separately or in margin accounts. Ongoing expenses will be attributed to the Special Limited Partner based on the Special Limited
Partner's proportionate share of Net Assets. Ongoing expenses above shall not include expenses of litigation not involving the activities of the Special
Limited Partner on behalf of the Partnership. Ongoing expenses above shall not include initial offering and organizational expenses of the Partnership. No
Profit Share shall be allocable until the end of the first calendar quarter of trading, which allocation shall be based on New Trading Profits earned from the commencement of trading operations by the Partnership through the end of the first calendar quarter. Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Special Limited Partner.

     If any Profit Share allocation is made to the Special Limited Partner with respect to New Trading Profits, and the Partnership thereafter incurs a net loss for a subsequent period, the Special Limited Partner will retain the Profit
Share previously allocated in respect of New Trading Profits. If Net Assets allocated to the Special Limited Partner are reduced due to net redemptions,

distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Special Limited Partner is eligible to receive another
Profit Share. However, the Special Limited Partner would not be allocated any
Profit Share thereafter until all of such losses were recovered and the Special
Limited Partner achieved additional New Trading Profits.

     If the Partnership is terminated or the Special Limited Partner is removed as advisor of the Partnership on a date other than a calendar quarter-end, the
Profit Share allocation described above shall be determined and made as if such date were a calendar quarter-end.

9.   MANAGEMENT OF THE PARTNERSHIP.

     The General Partner, to the exclusion of all Limited Partners, shall conduct, control and manage the business of the Partnership, including, without limitation, the investment of the funds of the Partnership. The General Partner may, but is not obliged to, delegate its rights, duties and powers hereunder, including but not limited to the duty to make trading decisions for the
Partnership. The General Partner has initially selected Graham Capital
Management, L.P. to make trading decisions for the Partnership pursuant to a
Management Agreement. Except as provided herein, no Partner shall be entitled to any salary, draw or other compensation from the Partnership. Each Limited
Partner hereby undertakes to advise the General Partner of such additional information as may be deemed by the General Partner to be required or appropriate to open and maintain an account or accounts with commodity brokerage firms for the purpose of trading in commodity futures contracts.

     Subject to Paragraph 5 hereof, the General Partner may engage in other business activities and shall not be required to refrain from any other activity nor disgorge any profits from any such activity, whether as general partner of additional partnerships for investment in commodity futures contracts or otherwise. The General Partner may engage and compensate on behalf of the
Partnership from funds of the Partnership, such persons, firms or corporations, including any affiliated person or entity, as the General Partner in its sole judgment shall deem advisable for the conduct and operation of the business of the Partnership.

     No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority.

     The General Partner shall monitor the trading and performance of any trading advisor for the Partnership and shall not permit the "churning" of the
Partnership's account. The General Partner is authorized to enter into the
Customer Agreement with CGM, and the Management Agreement with Graham Capital
Management, L.P., each as described in the Memorandum and to cause the
Partnership to pay the fees and/or allocations described therein and to negotiate customer and management agreements in the future on those or other terms. The General Partner may take such other actions as it deems necessary or desirable to manage the business of the Partnership, including, but not limited to, the following: opening bank accounts with state or national banks; paying, or authorizing the payment of expenses of the Partnership, such as advisory fees, legal and accounting fees, printing and reporting fees, and registration and other fees

of governmental agencies; and investing or directing the investment of funds of the Partnership not being utilized as margin deposits.

     The General Partner shall maintain a list of the names and addresses of, and interests owned by, all Partners, a copy of which shall be furnished to
Limited Partners upon request either in person or by mail and upon payment of the cost of reproduction and mailing for a purpose reasonably related to such
Limited Partner's interest as a limited partner in the Partnership, and such other books and records relating to the business of the Partnership as it deems necessary or advisable at the principal office of the Partnership. The General
Partner shall retain such records for a period of not less than six years. The
Limited Partners, shall be given reasonable access to the books and records of the Partnership for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership.

     The Partnership shall pay the General Partner a monthly administrative fee in return for its services to the Partnership. The administrative fee shall equal 1/12 of 1/2% (1/2% per year) of month-end adjusted Net Assets of the
Partnership. The fee may be increased or decreased at the discretion of the
General Partner. For purposes of calculating the administrative fee, adjusted
Net Assets are "Net Assets" increased by the current month's Profit Share allocation accrual and any redemptions or distributions as of the end of such month.

     Except as provided herein and in the Memorandum, the Partnership shall not enter into any contract with any of its affiliates or with any trading advisor which has a term of more than one year. Except as provided herein and in the
Memorandum: (a) no person may receive, directly or indirectly, any advisory fee for investment advice or management who shares or participates in commodity brokerage commissions or fees from transactions for the Partnership; (b) no broker may pay, directly or indirectly, rebates or give ups to any trading advisor; and (c) such prohibitions shall not be circumvented by any reciprocal business arrangements. On loans made available to the Partnership by the General
Partner or any of its affiliates, the lender may not receive interest in excess of its interest costs, nor may the lender receive interest in excess of the amounts which would be charged the Partnership (without reference to the lender's financial abilities or guarantees) by unrelated banks on comparable loans for the same purpose and the lender shall not receive points or other financing charges or fees regardless of the amounts.

10.  AUDITS AND REPORTS TO LIMITED PARTNERS.

     The Partnership's books and records shall be audited annually by independent accountants. The Partnership will cause each Partner to receive (a)
within 90 days after the close of each fiscal year, audited financial statements, including a balance sheet and statements of income and partners'
equity for the fiscal year then ended, and (b) within 75 days after the close of each fiscal year such tax information as is necessary for him to complete his federal income tax return. In addition, within 30 days of the end of each month the Partnership will provide each Limited Partner with reports showing Net
Assets and Net Asset Value per Unit of Limited Partnership Interest as of the
end of such month, as well as information relating to the fees and other expenses incurred by the Partnership during such month. Both annual and monthly reports shall include such additional information as the Commodity Futures
Trading Commission may require under the Commodity Exchange Act to be given to participants in commodity pools such as the Partnership.

The General Partner shall calculate the Net Asset Value per Unit of Limited and
General Partnership Interest daily and shall make such information available upon the request of a Limited Partner for a purpose reasonably related to such
Limited Partner's interest as a Limited Partner in the Partnership.

     In addition, if any of the following events occur, notice of such event shall be mailed to each Limited Partner within seven business days of the occurrence of the event: (1) a decrease in the Net Asset Value of a Unit of
Limited Partnership Interest to $400 or less as of the end of any trading day;
(2) any change in trading advisor(s); (3) any change in the General Partner; (4)
any change in commodity broker(s); or (5) any material change in the
Partnership's trading policies or in an advisor's trading strategies.

11.  TRANSFER AND REDEMPTION OF UNITS.

     (a) INITIAL LIMITED PARTNER. As of the day after trading commences, the
Initial Limited Partner may redeem his Unit of Limited Partnership Interest for
$1,000 and withdraw from the Partnership.

     (b) TRANSFER. Each Limited Partner expressly agrees that he will not assign, transfer or dispose of, by gift or otherwise, any of his Units of
Limited Partnership Interest or any part or all of his right, title and interest in the capital or profits of the Partnership without the consent of the General
Partner except (1) in the case of an individual Limited Partner, disposition of
Units of Limited Partnership Interest by last will and testament or by virtue of the laws of descent and distribution and (2) in the case of a Limited Partner that is not an individual, disposition of Units of Limited Partnership Interest upon liquidation, dissolution or other termination of the entity that is a
Limited Partner. No transfer or assignment shall be permitted unless the General
Partner is satisfied that (i) such transfer or assignment would not violate the
Securities Act of 1933 or any state securities law and (ii) notwithstanding such transfer or assignment, the Partnership will continue to be classified as a
Partnership under the Internal Revenue Code. No assignment, transfer or disposition permitted by this Agreement shall be effective against the
Partnership or the General Partner until the first day of the quarter next succeeding the quarter in which the General Partner gives its consent, except as otherwise provided in this Paragraph 11(b). Any assignment, transfer or disposition by an assignee of Units of Limited Partnership Interest of his interest in the capital or profits of the Partnership shall not be effective against the Partnership or the General Partner until the first day of the quarter next succeeding the quarter in which the General Partner gives its consent. If an assignment, transfer or disposition occurs by reason of the death or by termination of a Limited Partner or assignee, written notice must be given to the General Partner by the duly authorized representative of the estate of the Limited Partner or assignee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by the General
Partner. Any such assignee shall become a substituted Limited Partner only upon the consent of the General Partner (which consent may be withheld at its sole and absolute discretion), upon the execution of a Power of Attorney by such assignee appointing the General Partner as his attorney-in-fact in the form contained in Paragraph 14 hereof. The estate or any beneficiary of a deceased
Limited Partner or assignee shall have no right to withdraw any capital or profits from the Partnership except by redemption of Units of Limited
Partnership Interest. A substituted Limited Partner shall have all the rights and powers and shall be subject to all the restrictions and liabilities of a limited partner of the Partnership. A substituted Limited Partner is also liable for the obligations of his assignor to make contributions to the
Partnership, but shall not be liable for the obligations of his assignor under the Partnership Act to return distributions received by the assignor; provided, however, that a substituted Limited Partner shall not be obligated for liabilities unknown to him at the time he became a substituted Limited Partner and which could not be ascertained from this Agreement. Each Limited Partner agrees that with the consent of the General Partner any assignee may become a substituted Limited Partner without the approval of any Limited Partner. If the
General Partner withholds consent, an assignee shall not become a substituted
Limited Partner and shall not have any of the rights of a Limited Partner except that the assignee shall be entitled to receive that share of capital or profits and shall have that right of redemption to which his assignor would otherwise have been entitled. An assigning Limited Partner shall remain liable to the
Partnership as provided in the Partnership Act, regardless of whether his assignee becomes a substituted Limited Partner. The transfer of Units of Limited
Partnership Interest shall be subject to all applicable securities laws. The transferor or assignor shall bear the cost related to such transfer or assignment. Certificates representing Units of Limited Partnership Interest may bear appropriate legends to the foregoing effect.

     (c) REDEMPTION. A Limited Partner (or any assignee thereof) may withdraw all or part of his capital contribution and undistributed profits, if any, from the Partnership in multiples of the Net Asset Value of a Unit of Limited
Partnership Interest (such withdrawal being herein referred to as "redemption")
as of the last day of a month (the "Redemption Date") after a request for redemption has been made to the General Partner; provided that all liabilities, contingent or otherwise, of the Partnership, except any liability to Partners on account of their capital contributions, have been paid or there remains property of the Partnership sufficient to pay them. As used herein, "request for redemption" shall mean a written or oral request in a form specified by the
General Partner and received by the General Partner at least 10 days in advance of the Redemption Date. The General Partner, in its discretion, may waive the 10 day notice requirement. A form of Request for Redemption is included in the
Memorandum referred to in Paragraph 12. Additional forms of Request for
Redemption may be obtained by written request to the General Partner. Redemption of partial Units of Limited Partnership Interest will be permitted at the
General Partner's discretion. Upon redemption, a Limited Partner (or any assignee thereof) shall receive, per Unit of Limited Partnership Interest redeemed, an amount equal to the Net Asset Value of a Unit of Limited
Partnership Interest as of the Redemption Date, less any amount owing by such
Partner (and his assignee, if any) to the Partnership. If redemption is requested by an assignee, all amounts owed by the Partner to whom such Unit of
Limited Partnership Interest was sold by the Partnership as well as all amounts owed by all assignees of such Unit of Limited Partnership Interest shall be deducted from the Net Asset Value of such Unit of Limited Partnership Interest upon redemption by any assignee. Payment will be made within 10 business days after the Redemption Date. The General Partner may temporarily suspend redemptions if necessary in order to liquidate commodity positions in an orderly manner and may permit less frequent redemptions if it has received an opinion from counsel that such action is advisable to prevent the Partnership from being considered a publicly traded partnership by the Internal Revenue Service.

     The General Partner may, at its sole discretion and upon notice to the
Limited Partners, declare a special Redemption Date on which date Limited
Partners may redeem their Units of Limited Partnership Interest at Net Asset
Value per Unit of Limited Partnership Interest, provided

that the Limited Partners submit requests for redemption in a form acceptable to the General Partner.

     The General Partner may require that any Limited Partner redeem his Units of Limited Partnership Interest on 10 days' notice to the Limited Partner if, in the sole discretion of the General Partner, it is in the best interests of the
Partnership to require such redemption.

12.  PRIVATE PLACEMENT OF UNITS OF LIMITED PARTNERSHIP INTEREST.

     The General Partner on behalf of the Partnership shall (a) cause to be filed a Private Placement Offering Memorandum and Disclosure Document, and such amendments thereto as the General Partner deems advisable, with the United
States Commodity Futures Trading Commission and/or the National Futures
Association for private placement of the Units of Limited Partnership Interest, and (b) qualify the Units of Limited Partnership Interest for sale under the securities laws of such States of the United States as the General Partner shall deem advisable. The General Partner may make such other arrangements for the sale of the Units of Limited Partnership Interest as it deems appropriate including, without limitation, the execution on behalf of the Partnership of an agency agreement with CGM as an agent of the Partnership for the offer and sale of the Units of Limited Partnership Interest as contemplated in the Memorandum.

13.  ADMISSION OF ADDITIONAL PARTNERS.

     After the Private Placement of the Units of Limited Partnership Interest
has been terminated by the General Partner, no additional General Partner will be admitted to the Partnership except as described in Paragraph 18(c). The
General Partner may take such actions as may be necessary or appropriate at any time to offer new Units or partial Units of Limited Partnership Interest and to admit new or substituted Limited Partners to the Partnership. All subscribers who have been accepted by the General Partner shall be deemed admitted as
Limited Partners at the time they are reflected as such in the books and records of the Partnership.

14.  SPECIAL POWER OF ATTORNEY.

     Each Limited Partner does irrevocably constitute and appoint the General
Partner, and each other person or entity that shall after the date of this
Agreement become a general partner of the Partnership, with the power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute, acknowledge, swear to, file and record in his behalf in the appropriate public offices and publish (a) this Agreement and a Certificate of
Limited Partnership, including amendments and/or restatements thereto; (b) all instruments which the General Partner deems necessary or appropriate to reflect any amendment, change or modification of the Partnership in accordance with the terms of this Agreement, including any instruments necessary to dissolve the
Partnership; (c) Certificates of Assumed Name; and (d) customer agreements with
CGM or other commodity brokerage firms. The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive and not be affected by the subsequent incapacity, disability or death of a Limited Partner. Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and by any successor thereto, acting in good faith pursuant to such Power of Attorney and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner

and any successor thereto, taken in good faith under such Power of Attorney. In the event of any conflict between this Agreement and any instruments filed by such attorney pursuant to the Power of Attorney granted in this Paragraph, this
Agreement shall control.

15.  WITHDRAWAL OF A PARTNER.

     The Partnership shall be dissolved and its affairs wound up upon the assignment by the General Partner of all of its interest in the Partnership, withdrawal, removal, bankruptcy, or any other event that causes the General
Partner to cease to be a general partner under the Partnership Act (unless the
Partnership is continued pursuant to Paragraph 18). The General Partner shall not withdraw from the Partnership without giving the Limited Partners 90 days'
prior written notice. The death, incompetency, withdrawal, insolvency or dissolution of a Limited Partner shall not (in and of itself) dissolve the
Partnership, and such Limited Partner, his estate, custodian or personal representative shall have no right to withdraw or value such Limited Partner's interest in the Partnership except as provided in Paragraph 11 hereof. Each
Limited Partner (and any assignee of such Partner's interest) expressly agrees that, in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive, the furnishing of any inventory, accounting, or appraisal of the assets of the Partnership and any right to an audit or examination of the books of the Partnership; provided, however, that this waiver in no way limits the rights of the Limited Partners or their representatives to have access to the Partnership's books and records as described in Paragraph 9 hereof.

16.  NO PERSONAL LIABILITY FOR RETURN OF CAPITAL.

     The General Partner, subject to Paragraph 17 hereof, shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner) of the Partnership.

17.  INDEMNIFICATION.

     (a) The General Partner and its Affiliates shall have no liability to the
Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its Affiliates if the General Partner or its Affiliates in good faith determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partner or its Affiliates. To the fullest extent permitted by law, the General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General
Partner or its Affiliates.

     (b) Notwithstanding (a) above, the General Partner and its Affiliates shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws in connection with the offer or sale of Units of Limited Partnership Interest.

     (c) The Partnership shall not incur the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited.

     (d) For purposes of this Paragraph 17, the term "Affiliates" shall mean any person performing services on behalf of the Partnership and acting within the scope of the General Partner's authority as set forth in this Agreement who: (1)
directly or indirectly controls, is controlled by, or is under common control with the General Partner; or (2) owns or controls 10% or more of the outstanding voting securities of the General Partner; or (3) is an officer or director of the General Partner.

     (e) The provision of advances from Partnership funds to the General Partner and its Affiliates for legal expenses and other costs incurred as a result of any legal action initiated against the General Partner by a Limited Partner of the Partnership is prohibited.

     (f) Any indemnification under subparagraph (a) above, unless ordered by a court, shall be made by the Partnership only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that indemnification of the General Partner or its Affiliates is proper in the circumstances because it has met the applicable standard of conduct set forth in subparagraph (a) above.

18.  AMENDMENTS; MEETINGS.

     (a) AMENDMENTS WITH CONSENT OF THE GENERAL PARTNER. If at any time during the term of the Partnership the General Partner shall deem it necessary or desirable to amend this Agreement (including the Partnership's basic investment policies set forth in Paragraph 3(b) hereof), such amendment shall be effective only if approved in writing by the General Partner and, except as specified in this sub-paragraph (a), by Limited Partners owning more than 50% of the Units of
Limited Partnership Interest then outstanding and if made in accordance with the
Partnership Act. Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement.

     The General Partner may amend this Limited Partnership Agreement without the consent of the Limited Partners in order (1) to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between this Agreement and the Memorandum); (2) to delete or add any provision of or to this Agreement required to be deleted or added by the staff of any federal or state agency; or (3) to make any amendment to this
Agreement which the General Partner deems advisable (including but not limited to amendments necessary to effect the allocations proposed herein) provided that such amendment is not adverse to the Limited Partners, or is required by law.

     The General Partner may, however, change the trading policies in paragraph
3(b) of this Agreement without the approval of the Limited Partners when such change is deemed to be in the best interests of the Partnership. In addition, if the General Partner determines to offer Units of Limited Partnership Interest to the public in the future, the General Partner may amend this Agreement as necessary to effect such public offering without obtaining the consent of the
Limited Partners, provided, however, that such amendments are deemed to be in the best interests of the Limited Partners. (Amendments that are consistent with the North American Securities Administrators Association's Guidelines for the
Registration of Commodity Pools will be presumed to be in the best interests of the Limited Partners.)

     (b) MEETINGS. Upon receipt of a written request, signed by Limited Partners owning at least 10% of the Units of Limited Partnership Interest then outstanding, that a meeting of the Partnership be called to vote upon any matter which the Limited Partners may vote upon pursuant to this Agreement, the General
Partner shall, by written notice to each Limited Partner of record mailed within
15 days after receipt of such request, call a meeting of the Partnership. Such meeting shall be held at least 30 but not more than 60 days after the mailing of such notice, and such notice shall specify the date, a reasonable place and time, and the purpose of such meeting.

     (c) AMENDMENTS AND ACTIONS WITHOUT CONSENT OF THE GENERAL PARTNER. At any
meeting called pursuant to Paragraph 18(b), upon the approval by an affirmative vote (which may be in person or by proxy) of Limited Partners owning more than
50% of the outstanding Units of Limited Partnership Interest, the following actions may be taken: (1) this Agreement may be amended in accordance with and only to the extent permissible under the Partnership Act; (2) the Partnership may be dissolved; (3) the General Partner may be removed and a new general partner may be admitted immediately prior to the removal of the General Partner provided that the new general partner of the Partnership shall continue the business of the Partnership without dissolution; (4) if the General Partner elects to withdraw from the Partnership, a new general partner or general partners may be admitted immediately prior to the withdrawal of the General
Partner provided that the new general partner of the Partnership shall continue the business of the Partnership without dissolution; (5) any contracts with the
General Partner, any of its Affiliates or any commodity trading advisor to the
Partnership may be terminated on sixty days' notice without penalty; and (6) the sale of all of the assets of the Partnership may be approved; provided, however, that no such action may be taken unless the Partnership has been furnished with an opinion of counsel that the action to be taken will not adversely affect the liability of the Limited Partners and that the action is permitted by the
Partnership Act.

     (d) CONTINUATION. Upon the assignment by the General Partner of all of its interest in the Partnership, the withdrawal, removal, bankruptcy or any other event that causes the General Partner to cease to be a general partner under the
Partnership Act, the Partnership is not dissolved and is not required to be wound up by reason of such event if, (1) there is a remaining general partner who continues the business of the Partnership or (2) within 90 days after such event, all remaining Partners agree in writing to continue the business of the
Partnership and to the appointment, effective as of the date of such event, of a successor General Partner.

19.  GOVERNING LAW.

     The validity and construction of this Agreement shall be determined and governed by the laws of the State of New York.

20.  MISCELLANEOUS.

     (a) PRIORITY AMONG LIMITED PARTNERS. With the exception of the Profit Share allocation to the Special Limited Partner, no Limited Partner shall be entitled to any priority or preference over any other Limited Partner with regard to the return of contributions of capital or to the distribution of any profits or otherwise in the affairs of the Partnership.

     (b) NOTICES. All notices under this Agreement, other than reports by the
General Partner to the Limited Partners, shall be in writing and shall be effective upon personal delivery, or, if sent by registered or certified mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail. Reports by the General Partner to the Limited Partners shall be in writing and shall be sent by first class mail to the last known address of each Limited
Partner.

     (c) BINDING EFFECT. This Agreement shall inure to and be binding upon all of the parties, their successors, permitted assigns, custodians, estates, heirs and personal representatives. For purposes of determining the rights of any
Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners and assignees and all
Partners and assignees agree that their rights shall be determined and that they shall be bound thereby, including all rights which they may have under Paragraph
17 hereof.

     (d) CAPTIONS. Captions in no way define, limit, extend or describe the scope of this Agreement nor the effect of any of its provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first mentioned above.

General Partner:                               Initial Limited Partner:

Citigroup Managed Futures LLC

By:  /s/ David J. Vogel                        /s/ David J. Vogel
     ----------------------------------        -------------------------------
     David J. Vogel                            David J. Vogel
     President and Director

                  Special Limited Partner:

                  Graham Capital Management, L.P.

                  By:  /s/ Kenneth G. Tropin
                       ----------------------------------------
                       Kenneth G. Tropin
                       Chairman

                  Limited Partners:

All Limited Partners now and hereafter admitted as limited partners of the
Partnership pursuant to powers of attorney now and hereafter executed in favor of and delivered to the General Partner.

                  By: CITIGROUP MANAGED FUTURES LLC
                  ATTORNEY-IN-FACT

                  By: /s/ David J. Vogel
                      ----------------------------------------
                      David J. Vogel
                      President and Director